SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported)November 19, 1996



                             ASPEN BANCSHARES, INC.

               (Exact name of registrant as specified in charter)

       Colorado               0-19376                  84-1068527

       (State or Other      (Commission                      (IRS
       Jurisdiction of      File Number)                 Employer
       Incorporation or                                Identific
       Organization)                                        ation
                                                             No.)


     534 East Hyman Avenue,  PO Box 3677,  Aspen, Colorado            81612

                    (Address of principal executive offices)
                                   (Zip Code)


       Registrant's telephone number, including area code (970) 925-6700



                                      N/A

         (Former name or former address, if changed since last report)





     Item 5.  Other Events


          On November 19, 1996, Aspen Bancshares, Inc. ("Aspen") and Zions Bancorporation ("Zions") reached an agreement pursuant to which Aspen will merge with and into Zions. Shareholders of Aspen will receive shares of Zions common stock in exchange for shares of Aspen stock, as more fully set forth in the press release attached hereto as Exhibit A, which is incorporated herein by reference. The merger is subject to the approval of Aspen shareholders and
     banking  regulators.   The transaction is expected to  close late
     in the  first quarter or  early second quarter of 1997.


                                    EXHIBITS

          A.  Press release dated November 19, 1996




                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              ASPEN BANCSHARES, INC.

     Date:  November 19, 1996      By:/s/ Charles B. Israel
                                      Charles B. Israel, President



     EXHIBIT INDEX

     A.  Press Release dated November 19, 1996


                          ***FOR IMMEDIATE RELEASE***

     FOR: ZIONS BANCORPORATION                    ZIONS BANCORPORATION
     Kennecott Building                           Contact: Dale Gibbons
     Salt Lake City, Utah                         1380 Kennecott Building
     Harris H. Simmons                            Salt Lake City, Utah 84133
     President/Chief Executive Officer            Tel: (801) 524-4787

     ASPEN BANCSHARES                             ASPEN BANCSHARES
     Charles B. Israel                            Hal Levine/Marty Cohen
     President/Chief Executive Officer            The Levine Group
     Tel: (970) 925-6700                          Tel: (212) 682-8875


                   ZIONS BANCORPORATION AND ASPEN BANCSHARES
                            ANNOUNCE MERGER AGREEMENT

     Salt Lake City, Utah and Aspen,  Colorado - November 19, 1996 -  Zions
     Bancorporation (OTC:  ZION) and  Aspen  Bancshares (OTC:  ASBK)  today announced that a definitive agreement has been reached under which Aspen Bancshares will merge with Zions Bancorporation in exchange for common shares of Zions Bancorporation. Harris H. Simmons, President and chief Executive Officer of Zions Bancorporation, and Charles B. Israel, President and Chief Executive Officer of Aspen Bancshares, noted that the merger is subject to the approval of Aspen shareholders and banking regulators. The transaction is expected to close late in the first quarter or early in the second quarter of 1997.

          The merger is structured to be a tax-free exchange of shares and will be accounted for as a pooling-of-interest. Subject to certain collar arrangements (applicable if Zions' average price before closing is less than $83 or more than $93), earnings performance of Aspen until closing and other factors, the transaction is valued at approximately $75 million, or about $19.25 per Aspen share. Each Aspen share will be converted into Zions' shares at ratio based upon Zions' average share price prior to closing. Aspen has provided Zions an option to acquire up to 19.9% of Aspen's common stock outstanding exercisable in the event of certain circumstances involving transactions with third parties, acts of third parties, or break-up of the merger agreement.

          Mr. Simmons stated that Aspen Bancshares will largely retain its present management. "We believe this is a great opportunity for both banking companies which will enable Zions to expand its franchise into the vibrant western Colorado market while providing Aspen customers the financial strength of a larger, high-performing financial services company. Charles Israel has distinguished himself as the nation's preeminent private banker and I am very pleased that he and other members of Aspen's management have decided to join our team. I look forward to working with them in the near future. "Commenting on the agreement, Mr. Israel said, "We are delighted to become a part of such a dynamic and highly profitable banking organization as Zions Bancorp. In addition to the benefits to our shareholders, there is little doubt that our competitive position on the western slope of Colorado will be measurably enhanced as a result of this new affiliation. Aspen and Zions share a commitment to outstanding customer service and our existing presence in the Colorado and New Mexico markets will only become stronger."

          With assets of  approximately $450 million,  Aspen Bancshares  is the largest banking company headquartered in western Colorado. It operates 11 offices in the state and one in Farmington, New Mexico. Its banking units are Pitkin County Bank and Trust, Centennial Savings Bank, F.S.B., and Valley National Bank of Cortez.

          With assets of $6.8 billion, Zions Bancorporation operates full-service banking offices throughout Utah, Arizona, and Nevada through its Zions First National Bank, National Bank of Arizona, and Nevada State Bank subsidiaries. It also offers a comprehensive array of investment, mortgage, and insurance services and is a recognized leader in providing innovative financing solutions for small businesses nationwide. Investor information can be accessed on the Internet at www.zionsbank.com.

















































